Applied NeuroSolutions Appoints Healthcare Leader Alan L. Heller to Board of Directors

Vernon Hills, IL September 7, 2006 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com), a biopharmaceutical company developing novel therapeutic targets for the treatment of, and diagnostics for the detection of, Alzheimer’s disease (AD), today announced the appointment of Alan L. Heller, a healthcare industry veteran, to its Board of Directors.

Mr. Heller has had a long and distinguished career in the healthcare industry. He is currently serving as an Operating Partner to a private equity firm, Water Street Capital, and serves on other healthcare company Boards.

Previously, Mr. Heller was President and Chief Executive Officer of American Pharmaceutical Partners (APP), a company that develops, manufactures and markets branded and generic injectable pharmaceutical products and recently merged with American Bioscience Inc. (now called Abraxis BioScience NasdaqGS:ABBI).

Mr. Heller also served as Senior Vice President and President Global Renal operations at Baxter Healthcare Corporation (NYSE:BAX).

Prior to joining Baxter, Mr. Heller spent 23 years at G.D. Searle. He served in several senior level positions including Co-President and Chief Operating Officer, with responsibility for all commercial operations worldwide, and Executive Vice President and President, Searle Operations.

Commenting on the appointment, Robert S. Vaters, APNS Chairman of the Board said, “We are excited that someone of Al Heller’s stature is joining our Board. His major pharma and broad healthcare industry knowledge will be a tremendous asset to APNS. With the addition of Al to the board following the recent hiring of Ellen Hoffing as President and CEO, we have added incredible depth and experience that will support successfully moving APNS to the next level of its development.”

About Applied NeuroSolutions

Applied NeuroSolutions, Inc. (OTC BB: APNS) is developing novel therapeutic targets for the treatment of, and diagnostics for the detection of, Alzheimer's disease. The company’s technology is based on discoveries originating from the Albert Einstein College of Medicine. Applied NeuroSolutions has developed a cerebrospinal fluid (CSF) test to detect early-stage Alzheimer's disease with an 85%-95% accuracy in more than 3,500 patient samples. There are approximately 2 million new patients annually worldwide who are candidates for an AD CSF diagnostic test, according to the research firm Datamonitor. The company is also developing a blood serum-based screening test, as well as novel therapeutic targets for treatment of AD. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd. There is currently no FDA-approved diagnostic test to detect Alzheimer's disease. For more information, visit www.appliedneurosolutions.com.

Contact:
Applied NeuroSolutions, Inc.
David Ellison, CFO, 847-573-8000

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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